Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2009, relating to the consolidated financial statements of Dillard’s, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Dillard’s, Inc., for the year ended January 30, 2010, and our report dated June 18, 2009 appearing in the Annual Report on Form 11-K of Dillard’s, Inc. Investment & Employee Stock Ownership Plan for the year ended December 31, 2009.

DELOITTE & TOUCHE LLP

Austin, TX

July 1, 2010